AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 1997

                                                  REGISTRATION NO. 33-
======================================================================
                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                  -----------------------------------

                               FORM S-8
                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933
                  -----------------------------------

                          DEPARTMENT 56, INC.
        (Exact name of registrant as specified in its charter)

            DELAWARE                                 13-3684956
  (State or other jurisdiction of                 (I.R.S.Employer
   incorporation or organization)               Identification Number)

         ONE VILLAGE PLACE                              55344
     6436 CITY WEST PARKWAY                           (Zip Code)
         EDEN PRAIRIE, MN
    (Address of registrant's
  principal executive offices)


             DEPARTMENT 56, INC. 1997 STOCK INCENTIVE PLAN
                       (Full title of the plan)

                         DAVID H. WEISER, ESQ.
                          DEPARTMENT 56, INC.
               ONE VILLAGE PLACE, 6436 CITY WEST PARKWAY
                     EDEN PRAIRIE, MINNESOTA 55344
                (Name and address of agent for service)
                            (612) 944-5600
     (Telephone number, including area code, of agent for service)

                  -----------------------------------


                    CALCULATION OF REGISTRATION FEE

=================================    =======================    ========================    ================    ===============
                                                                                            Proposed Maximum
       Title of Securities                                          Proposed Maximum           Aggregate            Amount of
        to be Registered             Amount to be Registered    Offering Price Per Share     Offering Price     Registration Fee
---------------------------------    -----------------------    ------------------------    ----------------    ----------------
Common Stock, $.01 par value(FN1)     1,500,000 shares(FN2)              *(FN3)                  *(FN3)         $12,721.87(FN3)
=================================    =======================    ========================    ================    ================

1 The Registration Statement also pertains to Rights to Purchase Series A Junior Participating Preferred Stock ("Rights") of the Registrant. Upon the occurrence of certain prescribed events, one Right will be issued for each share of Common Stock. Until the occurrence of such events, the Rights are not exercisable, will be evidenced by the certificate for the Common Stock and will be transferred along with and only with the Common Stock.

2 Plus such additional shares as may be made available in order to adjust to reflect a change in capitalization.

3 As of the date hereof, no options or other awards have been granted under the Department 56, Inc. 1997 Stock Incentive Plan. Accordingly, estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for purposes of calculating the amount of the registration fee, the proposed maximum offering price per share is based upon a price of $28.75 per share, the average of the high and low sales prices for the Common Stock on December 1, 1997.


                                PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents, which are filed with the Securities
and  Exchange  Commission,   are  incorporated  in  this  Registration
Statement on Form S-8 (the "Registration Statement") by reference:

               (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1996.

               (b) All other reports filed by the Company  pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 28, 1996.

               (c) The description of the Shares contained in the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the "Commission") on April 23, 1993 and the description of the rights to purchase Series A Junior Participating Preferred Stock of the Company, contained in the Company's Registration Statement on Form 8-A filed with the Commission on April 23, 1997.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Certain legal matters with respect to the securities offered hereby will be passed upon for the Company by David Weiser, Esq., Senior Vice President of the Company.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the General Corporation Law of Delaware (the "DGCL") provides, in summary, that the directors and officers of the Company may, under certain circumstances, be indemnified by the Company against all expenses incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as such directors and officers, or as directors or officers of any other organization at the request of the Company, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Section 145 of the DGCL also provides that directors and officers of the Company are entitled to such indemnification by the Company to the extent that such persons are successful on the merits or otherwise in defending any such action, suit or proceeding.

          The By-Laws of the Company generally provide that the Company shall indemnify, to the fullest extent permitted by Delaware law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative hearing or investigative (other than an action by or in the right of the Company) (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement actually incurred by him in connection with such Proceeding. The By-Laws also provide that the Company may advance litigation expenses to a director, officer, employee or agent upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it is ultimately determined that the director, officer, employee or agent is not entitled to be indemnified by the Company.

          The Restated Certificate of Incorporation of the Company provides that directors of the Company shall not be personally liable to the Company or any of its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability in respect of (i) a breach of the director's duty of loyalty to the Company or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any willful or negligent declaration of an unlawful dividend, stock purchase or redemption, or (iv) any transaction from which the director derived an improper personal benefit. The Restated Certificate of Incorporation also provides that if the DGCL is amended to permit further elimination or limitation of the personal liability of directors then the liability of the directors of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

          The Company has entered, and may in the future enter, into agreements to provide indemnification for its directors and certain officers in addition to the indemnification provided for in the By-Laws. These agreements, among other things, will indemnify the Company's directors and certain officers to the fullest extent permitted by Delaware law for certain expenses (including attorneys' fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the Company or an affiliate of the Company.

          In addition, the Department 56, Inc. 1997 Stock Incentive Plan (the "Plan") provides that the Company will indemnify the members of the Committee appointed to administer the Plan for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiation for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing or denying authorization to any transaction thereunder. The Committee shall consist of at least two directors of the Company and may consist of the entire Board of Directors. In addition, the Board may, by resolution, authorize a committee consisting of one or more directors of the Company to make grants of options to certain eligible employees who are not officers of the Company.

          Policies of insurance are maintained by the Company under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.

ITEM 8.   EXHIBITS

EXHIBIT NO.                DESCRIPTION OF EXHIBIT
-----------                ----------------------

4.1 -- Specimen form of the Company's Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994).

4.2 -- Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended July 3,
          1993).

4.3 -- Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Registration No. 33-61514)) and to Exhibits 1 and 2 to the Company's Current Report on Form 8-K dated February 15, 1996.

4.4  --   Department  56, Inc. 1997 Stock  Incentive  Plan (as amended through December 5, 1997).

4.5 -- Rights Agreement, dated as of April 23, 1997, between Department 56, Inc., a Delaware Corporation, and ChaseMellon Shareholders Services, L.L.C., a New Jersey limited liability company as the Rights Agent, annexed as Exhibit 1 to Form 8A filed on April 23, 1997.

5.1  --   Opinion of David Weiser,  Esq., Senior Vice President of the
          Company,   as  to  the  validity  of  the  securities  being
          registered.

23.1 --   Consent of Deloitte & Touche LLP.

23.2 -- Consent of David Weiser, Esq., Senior Vice President of the Company (included in Exhibit 5.1 to this Registration Statement).

24.1 --   Power of Attorney.

ITEM 9.   UNDERTAKINGS

          The Company hereby undertakes:

               (a) To file, during any period in which offers or sales
          are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (b) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the
          "Securities Act"), each post-effective amendment to this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (d) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                              SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on December 5, 1997.


                               DEPARTMENT 56, INC.


                               By /s/ Susan E. Engel
                                 -------------------------------------
                                 Susan E. Engel
                                 Chief Executive Officer and President


                           POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Sandra J. Horbach, David H. Weiser and Timothy J. Schugel, and each or any one of them, as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for such person in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including any and all post-effective amendments, and any and all documents in connection therewith, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies, approves and confirms all that his or her said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


          SIGNATURE               TITLE                   DATE
          ---------               -----                   ----

/s/ Susan E. Engel
------------------------- Chief Executive Officer,
   Susan E. Engel         President and Director     December 5, 1997

/s/ Todd L. Bachman
------------------------- Director                   December 5, 1997
   Todd L. Bachman

/s/ Sandra J. Horbach
------------------------- Director                   December 5, 1997
   Sandra J. Horbach

/s/ Wm. Brian Little
------------------------- Director                   December 5, 1997
   Wm. Brian Little

/s/ Steven G. Rothmeier
------------------------- Director                   December 5, 1997
   Steven G. Rothmeier

/s/ Vin Weber
------------------------- Director                   December 5, 1997
   Vin Weber

/s/ Maxine Clark
------------------------- Director                   December 5, 1997
   Maxine Clark

/s/ Gary Matthews
------------------------- Director                   December 5, 1997
   Gary Matthews



                             EXHIBIT INDEX

                                                        PAGE NO. IN
EXHIBIT                                                 SEQUENTIALLY
  NO.                  DESCRIPTION OF EXHIBIT           NUMBERED COPY
-------                ----------------------           -------------

   4.1 Specimen form of the Company's Common Stock certificate (incorporated by reference to
          Exhibit 4.1 to the Company's Annual Report on Form 10-K for the fiscal year ended
          December 31, 1994).

   4.2 Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Quarterly
          Report on Form 10-Q for the quarter ended
          July 3, 1993).

   4.3    Restated By-Laws of the Company
          (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Registration No. 33-61514)) and to Exhibits 1 and 2 to the Company's
          Current Report on Form 8-K dated February
          15, 1996.

   4.4    Department 56, Inc. 1997 Stock Incentive
          Plan (as amended through December 5, 1997.(FN*)         7

   4.5    Rights Agreement, dated as of April 23,
          1997, between Department 56, Inc., a
          Delaware Corporation, and Chase Mellon
          Shareholders Services, L.L.C., or New
          Jersey limited liability company as the
          Rights Agents, annexed as Exhibit 1 to Form
          8A filed on April 23, 1997.

   5.1    Opinion of David Weiser, Esq., Senior Vice
          President of the Company, as to the
          validity of the securities being
          registered.(FN*)                                       25

   23.1   Consent of Deloitte & Touche LLP.(FN*)                 26

   23.2   Consent of David Weiser, Esq., Senior Vice
          President of the Company (included in
          Exhibit 5.1 to this Registration
          Statement).

   24.1 Power of Attorney (included in the signature page to this Registration Statement)


[FN]
*Filed herewith.